Exhibit 10.24

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is by and between Blackstone Medical, Inc., a Massachusetts corporation (the “Company”), and Matthew V. Lyons, an individual (the “Executive”).

PRELIMINARY STATEMENTS

A.    The Company and the Executive are parties to a previous Employment Agreement effective January 1, 2004 (the “Prior Agreement”), but desire to terminate the Prior Agreement and enter into this written Agreement to memorialize the new terms of their relationship in light of the Company’s merger with New Era Medical Corp., as delineated in the Agreement and Plan of Merger dated on or about August 4, 2006 (the “Merger Agreement”). This Agreement shall become effective on the date of closing of the merger delineated in the Merger Agreement (the “Effective Date”). In the event that the merger delineated in the Merger Agreement does not close, then this Agreement shall have no effect and the Company and the Executive will continue with their obligations and relationship terms memorialized in the Prior Agreement.

B.    The Executive understands and agrees that the Executive’s entry into this Agreement is a material inducement and condition to the execution and delivery of the Merger Agreement by the parties to the Merger Agreement.

C.    The Executive desires to render such services, upon the terms and conditions contained herein.

D.    The Company and the Executive agree and acknowledge that pursuant to this Agreement the Executive will receive consideration and other benefits over and above that which he was entitled to receive under the Prior Agreement and over and above that which he would otherwise be entitled to receive as compensation for services performed for the Company.

The parties, intending to be legally bound, hereby agree as follows:

I.    EMPLOYMENT AND DUTIES

1.1   Duties. The Company hereby employs the Executive as an employee, and the Executive agrees to be employed by the Company, upon the terms and conditions set forth herein. While serving as an employee of the Company, the Executive shall serve as President - Orthofix Spine. The Executive shall have such power and authority and perform such duties, functions and responsibilities as are associated with and incident to such position, and as the Company may from time to time require of him.

1.2   Services. During the Term (as defined in Section 1.3), and excluding any periods of vacation, sick leave or disability, the Executive agrees to devote his full business time, attention and efforts to the business and affairs of the Company. During the Term, it shall not be a violation of this Section 1.2 for the Executive to (a) serve on civic or charitable boards or committees (but not corporate boards), (b) deliver lectures or fulfill speaking engagements or (c) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities in accordance with this Agreement. The Executive must request the Company’s prior written consent to serve on a corporate board, which consent shall be at the Company’s reasonable discretion and only so long as such service does not interfere with the performance of his responsibilities hereunder.

1.3   Term of Employment. The term of this Agreement shall commence on the Effective Date and shall continue until a date two years after the Effective Date (the “Term”) unless sooner terminated or extended as provided hereunder. In the event that the Executive continues to be employed by the Company after the Term, unless otherwise agreed by the parties in writing, such continued employment shall be on an at-will basis upon terms agreed upon at such time without regard to the terms and conditions of this Agreement and this Agreement shall be deemed terminated at the end of the Term, regardless of whether such employment continues at-will, other than Articles VI and VII, which shall survive the termination or expiration of this Agreement for any reason.

II.    COMPENSATION

2.1   General.  The Base Salary (as defined in Section 2.2) and the Incentive Compensation (as defined in Section 2.3.) payable to the Executive hereunder, as well as any other compensation (if any), shall be determined from time to time by the Company and paid pursuant to the Company’s customary payroll practices or in accordance with the terms of any applicable Company policies, written plans, or written agreements. The Company shall pay the Executive in cash, in accordance with the normal payroll practices of the Company, the base salary and Incentive Compensation set forth below. The Company may also withhold from any of the Executive’s compensation, in whatever form, under this Agreement any amount required by law or necessary for the Executive’s elected participation in any Company benefit plan(s).

2.2   Base Salary. The Executive shall be paid a base salary (“Base Salary”) of no less than $21,666.67 per month ($260,000.00 on an annualized basis) while he is employed by the Company during the Term; provided, however, that nothing shall prohibit the Company from reducing the Base Salary as part of an overall cost reduction program that affects all senior executives of the Company and does not disproportionately affect the Executive, so long as such reductions do not reduce the Base Salary to a rate that is less than 90% of the minimum Base Salary amount set forth above (or, if the minimum base salary amount has been increased during the Term, 90% of such increased amount).

2.3   Bonus or other Incentive Compensation. With respect to each fiscal year of the Company during the Term, the Executive shall be eligible to receive annual bonus compensation in an amount based on reasonable goals for the earning of such compensation as may be determined by the Company from time to time (the “Goals”). Amounts that may be earned upon attainment of all reasonably achievable annual Goals will be targeted to equal not less than 40% of the annual base salary in such fiscal year. The amount of any actual payment under this Section 2.3 will depend upon the achievement (or not) of the various performance metrics comprising the Goals. If employed for a partial year, the Executive shall be eligible to receive only a pro rata portion of any bonus amounts annualized for that year. Amounts payable under this Section 2.3 shall be determined by the Company, at its sole discretion, and shall be payable no later than two and one-half months after the end of such fiscal year. In addition, the Executive shall be eligible to receive such additional bonus or incentive compensation as the Company may establish from time to time in its sole discretion. Any bonus or incentive compensation under this Section 2.3 or otherwise is referred to herein as “Incentive Compensation.”

III.    EMPLOYEE BENEFITS

3.1   General. Subject only to any post-employment rights under Article V, so long as the Executive is employed by the Company pursuant to this Agreement, he shall be eligible for the following benefits to the extent generally available to senior executives of the Company or by virtue of his position, tenure, salary and other qualifications. Any eligibility shall be subject to and in accordance with the terms and conditions of the Company’s benefits policies and applicable plans (including as to deductibles, premium sharing, co-payments or other cost-splitting arrangements).

3.2   Savings and Retirement Plans. The Executive shall be entitled to participate in, and enjoy the benefits of, all savings, pension, salary continuation and retirement plans, practices, policies and programs available to senior executives of the Company.

3.3   Welfare and Other Benefits. The Executive and/or the Executive’s eligible dependents, as the case may be, shall be entitled to participate in, and enjoy the benefits of, all welfare benefit plans, practices, policies and programs provided by the Company and other benefits at a level that is available to other senior executives of the Company.

3.4   Vacation. The Executive shall be entitled to 3 weeks paid vacation per 12-month period.

3.5   Car Allowance. The Executive shall be entitled to a car allowance of $900.00 per month while he is employed by the Company during the Term on the same basis as other employees of the Company.

3.6   Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by the Executive in performing his duties under this Agreement. Reimbursement of the Executive for such expenses will be made upon presentation to the Company of expense vouchers that are in sufficient detail to identify the nature of the expense, the amount of the expense, the date the expense was incurred and to whom payment was made to incur the expense, all in accordance with the expense reimbursement practices, policies and procedures of the Company.

3.7   Key Man Insurance. The Company shall be entitled to obtain a “key man” or similar life or disability insurance policy on the Executive, and neither the Executive nor any of his family members, heirs or beneficiaries shall be entitled to the proceeds thereof. Such insurance shall be available to offset any payments due to the Executive pursuant to Section 5.1 of this Agreement due to his death or Disability.

IV.    TERMINATION OF EMPLOYMENT

4.1   Termination by Mutual Agreement. The Executive’s employment may be terminated at any time during the Term by mutual written agreement of the Company and the Executive.

4.2   Death. The Executive’s employment hereunder shall terminate upon his death and no further compensation will be due to the Executive except for the Executive’s unpaid Base Salary owed through the employment termination date.

4.3   Termination Without Cause. The Company may terminate the Executive’s employment at any time during the Term without Cause by delivering to the Executive a Notice of Termination 30 days in advance of the date of termination; provided that as part of such notice the Company may request that the Executive immediately tender the resignations contemplated by Section 4.8 and otherwise cease performing his duties under the Agreement. The Notice of Termination need not state any reason for termination and such termination can be for any reason or no reason. The date of termination shall be the date set forth in the Notice of Termination.

4.4   Termination With Cause. The Company may, by delivering to the Executive a Notice of Termination, effective as of the date listed on the Notice of Termination, terminate Executive’s employment at any time for Cause. For purposes of this Agreement, “Cause” shall mean the following: (i) if the Executive should be convicted of or pleads nolo contendre to any felony offense or to a crime that the Company determines, in its sole discretion, is crime of moral turpitude (whether or not a felony); (ii) if the Executive should commit misconduct or violate any law in connection with the performance of any of the Executive’s duties, including, without limitation, (a) misappropriation of funds or property of the Company or any of its affiliates or customers, (b) securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or any of its affiliates, or (c) making any material misrepresentation to the Company or any of the Company’s affiliates; (iii) the Executive’s violation of or failure to comply with any written Company policy; (iv) the Executive’s material breach of any term of this Agreement; (v) the Executive’s unacceptable work performance; and (vi) if the Executive gives any oral or written notice of resignation or provides a Notice of Termination based on the Voluntary Termination provision in Section 4.6. The Company shall not have Cause to terminate the Executive’s employment under sub-sections (iii), (iv), or (v) of this Section 4.4 unless and until the Company provides written notice to the Executive identifying the Executive’s alleged violation of policy, breach of this Agreement, or unacceptable work performance and the Executive fails to cure such violation of policy, breach of this Agreement, or unacceptable work performance within 30 days. If the Executive’s employment is terminated for Cause, no further compensation will be due the Executive except for the Executive’s unpaid Base Salary owed through the employment termination date.

4.5   Expiration of the Term. The Executive’s employment under this Agreement shall terminate automatically at the expiration of the Term of the Agreement and no further compensation will be due to the Executive except for any of the Executive’s unpaid compensation under this Agreement owed through the employment termination date.

4.6   Voluntary Termination. The Executive may voluntarily terminate his employment at any time during the Term by delivering to the Company a Notice of Termination at least 90 days in advance of the date of termination (a “Voluntary Termination”). A Voluntary Termination in compliance with this Section 4.6 shall not be considered a breach of this Agreement. The Company may shorten the notification period under this Section 4.6 by terminating the Executive for Cause. If the Executive’s employment is terminated under this Section 4.6, no further compensation will be due the Executive except for the Executive’s unpaid Base Salary owed through the employment termination date.

4.7   Notice of Termination. Any termination of employment under this Agreement by the Company or the Executive requiring a notice of termination shall require delivery of a written notice by one party to the other party (a “Notice of Termination”). A Notice of Termination must indicate the specific termination provision of this Agreement relied upon and the date of termination. It must also set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, other than in the event of a Voluntary Termination or termination without Cause. The date of termination specified in the Notice of Termination shall comply with the time periods required under this Article IV, and may in no event be earlier than the date such Notice of Termination is delivered to or received by the party getting the notice. If the Executive fails to include a date of termination in any Notice of Termination he delivers, the Company may establish such date in its sole discretion.

4.8   Resignations. Upon ceasing to be an employee of the Company for any reason, the Executive agrees to immediately tender written resignations to the Company with respect to all officer and director positions he may hold at that time with the Company or any of its parents, subsidiaries, or affiliated companies.

V.    SEVERANCE BENEFITS

5.1   Severance Benefits Applicable Only to Termination Without Cause. If at any time during the Term the Executive’s employment with the Company is terminated pursuant to Section 4.3, the Executive shall be entitled to the following only:

(a)    any unpaid Base Salary and accrued unpaid vacation then owing through the date of termination.

(b)    a one-time lump sum severance payment in an amount equal to 90 days of the Executive’s Base Salary. The lump sum severance payment shall be paid within 60 days after the date of termination; provided, however, that such payment shall be delayed until the first day of the seventh month following the date of termination if the payment would otherwise be expected to trigger imposition of the additional tax under Section 409A.1

1 For purposes of this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended and “Section 409A” shall mean Section 409A of the Code and regulations promulgated thereunder (and any similar or successor federal or state statute or regulations).

5.2   Release. The Company’s obligation to pay or provide, within 60 days after the date of termination, any benefits to the Executive in Section 5.1(b) or Section 5.1(c) is expressly subject to the requirements and pre-conditions that: (a) within the 60 day period after the date of termination, the Executive signs a release agreement (“Release Agreement”) that the Company will provide and that is in a form acceptable to the Company in which Executive releases any possible claims against the Company and all of its parents, divisions, subsidiaries, affiliates, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors, and assigns; and (b) within the 60 day period after the date of termination, any revocation period in the Release Agreement (if any) has expired without Executive’s revocation. If either (a) or (b) of this Section 5.2 does not occur within the 60 day period after the date of termination, the Executive will forfeit all rights to any payments or benefits provided for under Section 5.1(b) and/or Section 5.1(c).

5.3   Other Benefits. Except as expressly provided otherwise in this Article V, the provisions of this Agreement shall not affect the Executive’s participation in, or terminating distributions and vested rights under, any pension, profit-sharing, insurance or other employee benefit plan to which the Executive is entitled pursuant to the terms of such plans, or expense reimbursements he is otherwise entitled to under Section 3.6.

5.4   Adjustments Due to Excise Tax.

(a)    If it is determined that any amount or benefit to be paid or payable to the Executive under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of the Executive for the excise tax imposed by Code Section 4999, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to the Executive (the total value of such amounts or benefits, the “Payments”) shall be reduced to the extent necessary so that no portion of the Payments to the Executive is subject to the Excise Tax.

(b)   In the event it is determined that the Excise Tax may be imposed on the Executive prior to the possibility of any reductions being made pursuant to Section 5.4(a), the Company and the Executive agree to take such actions as they may mutually agree in writing to take to avoid any such reductions being made or, if such reduction is not otherwise required by Section 5.4(a), to reduce the amount of Excise Tax imposed.

VI.    PROTECTIVE PROVISIONS

6.1   Restriction on Competition. This Agreement incorporates by reference Section 6.14 of the Merger Agreement. Executive agrees to comply with the terms of Section 6.14 of the Merger Agreement.

6.2   No Solicitation. This Agreement incorporates by reference Section 6.15 of the Merger Agreement. Executive agrees to comply with the terms of Section 6.15 of the Merger Agreement.

6.3   Confidential Information. During the period of the Executive’s employment with the Company and at all times thereafter, the Executive shall hold in secrecy for the Company all Confidential Information2 that may come to his knowledge, may have come to his attention or may have come into his possession or control while employed by the Company (or otherwise performing services for any affiliated company). Notwithstanding the preceding sentence, the Executive shall not be required to maintain the confidentiality of any Confidential Information which (a) is or becomes available to the public or others in the industry generally (other than as a result of disclosure or inappropriate use, or caused, by the Executive in violation of this Section 6.3) or (b) the Executive is compelled to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena. Except as expressly required in the performance of his duties to the Company under this Agreement, the Executive shall not use for his own benefit or disclose (or permit or cause the disclosure of) to any Person,3 directly or indirectly, any Confidential Information unless such use or disclosure has been specifically authorized in writing by the Company in advance. During the Executive’s employment and as necessary to perform his duties under Section 1.2, the Company will provide and grant the Executive access to the Confidential Information. The Executive recognizes that any Confidential Information is of a highly competitive value, will include Confidential Information not previously provided the Executive and that the Confidential Information could be used to the competitive and financial detriment of the Company or its affiliates if misused or disclosed by the Executive. The Company promises to provide access to the Confidential Information only in exchange for the Executive’s promises contained herein, expressly including the covenants in Sections 6.1, 6.2 and 6.4.

2 For purposes of this Agreement, “Confidential Information” shall include trade secrets and includes information acquired by the Executive in the course and scope of his activities under this Agreement, including information acquired from third parties, that (i) is not generally known or disseminated outside the Company or its affiliates (such as non-public information), (ii) is designated or marked by the Company or any of its affiliates as “confidential” or reasonably should be considered confidential or proprietary, or (iii) the Company or any of its affiliates indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside of the Company or any of its affiliates. Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, “know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about medical devices or products of the Company or any of its affiliates (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys and (c) and any other information or matters of a similar nature.

3 For purposes of this Agreement, “Person” shall include individuals or entities such as corporations, partnerships, companies, firms, business organizations or enterprises, and governmental or quasi-governmental bodies.

6.4   Inventions.

(a)    The Executive shall promptly and fully disclose to the Company any and all ideas, improvements, discoveries and inventions, whether or not they are believed to be patentable (“Inventions”), that the Executive conceives of or first actually reduces to practice, either solely or jointly with others, during the Executive’s employment with the Company or any of its affiliates, and that relate to the business now or thereafter carried on or contemplated by the Company or any of its affiliates or that result from any work performed by the Executive for the Company or any of its affiliates.

(b)    The Executive acknowledges and agrees that all Inventions shall be the sole and exclusive property of the Company (or its appropriate affiliate) and are hereby assigned to the Company (or its appropriate affiliate). During the term of the Executive’s employment with the Company (or any of its affiliates) and thereafter, whenever requested to do so by the Company, the Executive shall take such action as may be requested to execute and assign any and all applications, assignments and other instruments that the Company shall deem necessary or appropriate in order to apply for and obtain Letters Patent of the United States and/or of any foreign countries for such Inventions and in order to assign and convey to the Company (or any of its affiliates) or their nominees the sole and exclusive right, title and interest in and to such Inventions.

(c)    The Company acknowledges and agrees that the provisions of this Section 6.4 do not apply to an Invention: (i) for which no equipment, supplies, or facility of the Company of any of its affiliates or Confidential Information was used; (ii) that was developed entirely on the Executive’s own time and does not involve the use of Confidential Information; (iii) that does not relate directly to the business of the Company or any of its affiliates or to the actual or demonstrably anticipated research or development of the Company or any of its affiliates; and (iv) that does not result from any work performed by the Executive for the Company or any of its affiliates.

6.5   Return of Documents and Property. Upon termination of the Executive’s employment for any reason, the Executive (or his heirs or personal representatives) shall immediately deliver to the Company (a) all documents and materials containing Confidential Information (including without limitation any “soft” copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of the Company or any of its affiliates (whether or not confidential), and (b) all other documents, materials and other property belonging to the Company or any of its affiliates that are in the possession or under the control of the Executive.

6.6   Reasonableness; Remedies. The Executive acknowledges that each of the restrictions set forth in this Article VI are reasonable and necessary for the protection of the Company’s business and opportunities (and those of its affiliates) and that a breach of any of the covenants contained in this Article VI would result in material irreparable injury to the Company and its affiliates for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Accordingly, the Company and its affiliates shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as all other remedies to which the Company or any of its affiliates may be entitled, at law, in equity or otherwise, without the need for the posting of a bond or by the posting of the minimum bond that may otherwise be required by law or court order.

6.7   Extension; Survival. The Executive and the Company agree that the time periods identified in this Article VI will be stayed, and the Company’s obligation to make any payments or provide any benefits under Article V shall be suspended, during the period of any breach or violation by the Executive of the covenants contained herein. The parties further agree that this Article VI shall survive the termination or expiration of this Agreement for any reason. The Executive acknowledges that his agreement to each of the provisions of this Article VI is fundamental to the Company’s willingness to enter into this Agreement and for it to provide for the severance and other benefits described in Article V, none of which the Company was required to do prior to the date hereof. Further, it is the express intent and desire of the parties for each provision of this Article VI to be enforced to the fullest extent permitted by law. If any part of this Article VI, or any provision hereof, is deemed illegal, void, unenforceable or overly broad (including as to time, scope and geography), the parties express desire is that such provision be reformed to the fullest extent possible to ensure its enforceability or if such reformation is deemed impossible then such provision shall be severed from this Agreement, but the remainder of this Agreement (expressly including the other provisions of this Article VI) shall remain in full force and effect.

VII.    MISCELLANEOUS

7.1   Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent via U.S. mail or recognized overnight delivery service or sent via confirmed e-mail or facsimile to the other party at its address set forth below in this Section 7.1, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered, three business days after mailed via U.S. mail or one business day after it is sent via overnight delivery service or via confirmed e-mail or facsimile, as the case may be, to the following address:
If to the Company:

Raymond C. Kolls
Vice President and General Counsel
Orthofix International, N.V.
Huntersville Business Park
10115 Kincey Ave., Suite 250
Huntersville, NC 28708
Telephone No.: (704) 948-2620
Facsimile No.: (704) 948-2691
E-mail: raykolls@orthofix.com

If to the Executive:

At the Executive’s most recent address on file with the Company

7.2   Severability. If an arbitrator or a court of competent jurisdiction determines that any term or provision hereof is void, invalid or otherwise unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such arbitrator or court shall replace such void, invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the void, invalid or unenforceable term or provision. For the avoidance of doubt, the parties expressly intend that this provision extend to Article VI of this Agreement.

7.3   Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive relating to the Executive’s employment by the Company, expressly including the Prior Agreement, which Prior Agreement is hereby terminated in its entirety and of no further force and effect. The Executive expressly acknowledges that he has no further rights, and hereby waives or forfeits any and all rights he may have or may have had, under the Prior Agreement as a result of its termination hereby, and the Company shall not have any obligation to make any payments or satisfy any other liability to him thereunder. In the event of any conflict between this Agreement and any other agreement between the Executive and the Company, this Agreement shall control.

7.4   Amendment; Modification. Except for changes in Base Salary, and adjustments with respect to Incentive Compensation, made as provided in Article II, this Agreement may be amended at any time only by mutual written agreement of the Executive and the Company; provided, however, that, notwithstanding any other provision of this Agreement to the contrary, if any provision of this Agreement contravenes the final regulations or regulations anticipated to be promulgated under Section 409A or any other guidance from the United States Department of Treasury with respect to Section 409A, the Company may reform this Agreement or any provision thereof (including, without limitation, an amendment instituting a six-month waiting period before a distribution) or otherwise incorporate the necessary provisions to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A to the extent that the Company, in its reasonable discretion, shall determine.

7.5   Representations. The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

7.6   Governing Law; Jurisdiction. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the Commonwealth of Massachusetts without regard to any provision of that Commonwealth’s rules on the conflicts of law that might make applicable the law of a jurisdiction other than that of the Commonwealth of Massachusetts.  Except as otherwise provided in Section 7.2, all actions or proceedings arising out of this Agreement shall exclusively be heard and determined in state or federal courts in the Commonwealth of Massachusetts having appropriate jurisdiction. The parties expressly consent to the exclusive jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein or any claim for forum nonconveniens.

7.7   Successors. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by the Executive, the Company, and their respective heirs, executors, administrators, legal representatives, successors, and assigns. Both parties agree that there are no third party beneficiaries to this Agreement other than as expressly set forth in this Section 7.7.

7.8   Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, dependents or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 7.8 shall preclude (a) the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or (b) the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to the Person(s) entitled thereto.

7.9   Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

7.10         Construction. The headings of articles or sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. References to days found herein shall be actual calendar days and not business days unless expressly provided otherwise.

7.11         Counterparts. This Agreement may be executed by any of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

7.12         Effectiveness. This Agreement shall be effective upon the Effective Date when signed by the Executive and the Company.

7.13         Survival. Except as provided in Section 1.3 with respect to expiration of the Term, Articles VI and VII shall survive the termination or expiration of this Agreement for any reason.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

BLACKSTONE MEDICAL, INC.		EXECUTIVE

/s/ Matthew V. Lyons
/s/ Matthew V. Lyons
Name:	Matthew V. Lyons

Title:	President